Exhibit 4.2

LIMITLESS X HOLDINGS INC.

2022 RESTRICTED STOCK PLAN

1. Purpose

This Limitless X Holdings Inc. 2022 Restricted Stock Plan (this “Plan”) is intended to provide incentives which will attract, retain, motivate, and reward executive officers, non-employee directors, and other key employees of Limitless X Holdings Inc., a Delaware corporation (the “Company”) or any of its Affiliates, by providing them opportunities to acquire shares of the common stock, with a par value of $0.001 per share (“Common Stock”), of the Company. “Affiliate,” as used herein, shall mean any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% or more of the outstanding capital stock (determined by aggregate voting rights) or other voting interests. Furthermore, the Plan is intended to assist in further aligning the interests of the Company’s executive officers, non-employee directors, and other key employees with those of its shareholders. The Plan has been adopted and approved by the Board of Directors (the “Board”) of the Company and shall become effective as of the Effective Date, as defined below.

2. Administration

(a) The Plan generally shall be administered by a committee (the “Committee”) which shall be the Compensation Committee of the Board or another committee appointed by the Board from among its members, subject to the rules of any stock exchange then listing the Common Stock. Unless the Board determines otherwise, the Committee shall be comprised solely of not less than two members who each shall qualify as a (i) “Non-Employee Director” within the meaning of Rule 16b-3(b)(3) (or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Awards granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all Participants, as defined below, and their legal representatives.

(b) No member of the Board, no member of the Committee, and no agent of the Committee who is an employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence, or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Board, members of the Committee, and any agent of the Committee who is an employee of the Company against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith, gross negligence, or willful misconduct.

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(c) The Committee has the authority to grant awards (the “Awards”) to the Participants. The Committee may delegate such of its powers and authority under the Plan as it deems appropriate to designated officers or employees of the Company. In addition, the independent members of the full Board may exercise any of the powers and authority of the Committee under the Plan. In the event of such delegation of authority or exercise of authority by the Board, references in the Plan to the Committee shall be deemed to refer, as appropriate, to the agent of the Committee or the Board. The selection of members of the Committee or any subcommittee thereof, and any delegation by the Committee to designated officers or employees, under this Section 2(c) shall comply with Section 16(b) of the Exchange Act, the performance-based provisions of Section 162(m) of the Code, and the regulations promulgated under each of such statutory provisions, or the respective successors to such statutory provisions or regulations, as in effect from time to time, except to the extent that the Board determines that such compliance is not necessary or desirable. The Committee may employ such legal or other counsel, consultants, and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant, or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant, or agent shall be paid by the Company or any of its Affiliates whose employees have benefited from the Plan, as determined by the Committee.

3. Participants

Participants shall consist of such executive officers, non-employee directors, and other key employees (individually, “Participant” and collectively, “Participants”) of the Company or any of its Affiliates as the Committee in its sole discretion determines to be significantly responsible for the success and future growth and profitability of the Company and whom the Committee may designate from time to time to receive Awards under the Plan. Designation of a Participant in any year shall not require the Committee to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the Participant in any other year. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of Awards.

4. Types of Awards and Vesting Restrictions

Stock Awards and Performance Awards may, as determined by the Committee, in its discretion, constitute Performance-Based Awards, as described in Section 8 below. Awards granted to Participants under the Plan may be subject to a graded vesting schedule with a minimum vesting period of two years, unless otherwise determined by the Committee. Awards shall be evidenced by Award agreements (which need not be identical) in the form attached hereto as Exhibit A or in such other form as the Committee may from time to time approve; provided, however, that in the event of any conflict between the provisions of the Plan and any such agreements, the provisions of the Plan shall prevail.

5. Common Stock Available Under the Plan

(a) Shares Available. The aggregate number of shares of Common Stock that may be subject to Awards granted under this Plan shall be 25,000,000 shares of Common Stock, which may be authorized and unissued or treasury shares, subject to any adjustments made in accordance with Section 9 below.

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(b) Shares Underlying Awards That Again Become Available. The following shares of Common Stock shall again become available for Awards: (1) any shares of Common Stock subject to an Award that are forfeited to the Company under Section 11(a), 11(b) or 11(c) of this Plan or under the provisions of the applicable Award agreement; (2) any shares of Common Stock subject to an Award that are retained by the Company as payment of the tax withholding obligations with respect to an Award; and (3) a number of shares of Common Stock equal to the number of previously owned shares of Common Stock surrendered to the Company to satisfy tax withholding obligations with respect to an Award.

6. Stock Awards

The Committee is authorized to grant Stock Awards and shall, in its sole discretion, determine such Participants in the Plan who will receive Stock Awards and the number of shares of Common Stock underlying each Stock Award. Each Stock Award shall be subject to such terms and conditions consistent with the Plan as shall be determined by the Committee and as set forth in the Award agreement, including, without limitation, restrictions on the sale or other disposition of such shares, and the right of the Company to reacquire such shares for no consideration upon termination of the Participant’s employment or membership on the Board, as applicable, within specified periods. The Committee may require the Participant to deliver a duly signed stock power, endorsed in blank, relating to Common Stock covered by such Stock Award and/or that the stock certificates or other evidence of such shares be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed. The Award agreement shall specify whether the Participant shall have, with respect to the shares of Common Stock subject to a Stock Award, all of the rights of a holder of shares of Common Stock, including the right to receive dividends or other distributions and to vote the shares.

7. Performance Awards

(a) In General. The Committee is authorized to grant Performance Awards and shall, in its sole discretion, determine such Participants who will receive Performance Awards and the number of shares of Common Stock that may be subject to each Performance Award. Each Performance Award shall be subject to such terms and conditions consistent with the Plan as shall be determined by the Committee and as set forth in the Award agreement. The Committee shall set performance targets at its discretion which, depending on the extent to which they are met, will determine the number of Performance Awards that will be paid out to the Participants, and may attach to such Performance Awards one or more restrictions. Performance targets may be based upon, without limitation, Company-wide, divisional and/or individual performance.

(b) Adjustment of Performance Targets. With respect to those Performance Awards that are not intended to qualify as Performance-Based Awards (as described below), the Committee shall have the authority at any time to make adjustments to performance targets for any outstanding Performance Awards which the Committee deems necessary or desirable unless at the time of establishment of goals the Committee shall have precluded its authority to make such adjustments.

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(c) Payout. Payment of earned Performance Awards shall be made in shares of Common Stock and shall be made in accordance with the terms and conditions prescribed or authorized by the Committee. The Committee, in its sole discretion, may permit a Participant to elect to defer the receipt of any Performance Award based upon a performance period of at least 12 months, provided that the Participant performed services continuously from a date no later than the date upon which the performance criteria are established through a date no earlier than the date upon which the Participant makes such deferral election. An election to defer the receipt of a Performance Award must be made no later than the date that is six months before the end of the performance period, provided that in no event may an election to defer a Performance Award be made after such Performance Award has become both substantially certain to be paid and readily ascertainable. Notwithstanding the foregoing to the contrary, a Participant shall not be permitted to elect to defer the receipt of a Performance Award unless such election complies with Code Section 409A and Treasury Regulations, Rulings and Notices of Internal Revenue Service (“IRS”) issued thereunder.

8. Performance-Based Awards

(a) In General. Certain Stock Awards and Performance Awards granted under the Plan, and the compensation attributable to such Awards, are intended to (i) qualify as Performance-Based Awards (as defined in the next sentence) or (ii) be otherwise exempt from the deduction limitation imposed by Section 162(m) of the Code. Certain Awards granted under the Plan may be granted in a manner such that Awards qualify as “performance-based compensation” (as such term is used in Section 162(m) of the Code and the regulations thereunder) and thus be exempt from the deduction limitation imposed by Section 162(m) of the Code (“Performance-Based Awards”). Awards may only qualify as Performance-Based Awards if at the time of grant the Committee is comprised solely of two or more “outside directors” (as such term is used in Section 162(m) of the Code and the regulations thereunder).

(b) Other Performance-Based Awards. Stock Awards and Performance Awards granted under the Plan should qualify as Performance-Based Awards if, as determined by the Committee, in its discretion, either the granting or vesting of such Award is subject to the achievement of a performance target or targets based on one or more of the performance measures specified in Section 8(c) below. With respect to such Awards intended to qualify as Performance-Based Awards:

i. the Committee shall establish in writing (x) the objective performance-based goals applicable to a given period and (y) the individual employees or class of employees to which such performance-based goals apply no later than 90 days after the commencement of such period (but in no event after 25% of such period has elapsed);

ii. no Performance-Based Awards shall be payable to or vest with respect to, as the case may be, any Participant for a given period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied; and

iii. after the establishment of a performance goal, the Committee shall not revise such performance goal or increase the amount of compensation payable thereunder (as determined in accordance with Section 162(m) of the Code) upon the attainment of such performance goal.

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(c) Performance Measures. The Committee may use the following performance measures (either individually or in any combination) to set performance targets with respect to Awards intended to qualify as Performance-Based Awards: net sales; pretax income before allocation of corporate overhead and bonus; budget; earnings per share; net income; division, group, or corporate financial goals; return on shareholders’ equity; return on assets; return on net assets; return on investment capital; gross margin return on investment; gross margin dollars or percent; payroll as a percentage of sales; inventory shrink; inventory turnover; employee turnover; sales, general, and administrative expense; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of Common Stock or any other publicly-traded securities of the Company, if any; market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; economic value-added models; comparisons with various stock market indices; and/or reductions in costs. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items as the Committee may specify: extraordinary, unusual, or non-recurring items; effects of accounting changes; effects of financing activities; expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisitions; effects of divestitures; and effects of litigation activities and settlements. Any such performance criterion or combination of such criteria may apply to the Participant’s Award opportunity in its entirety or to any designated portion or portions of the Award opportunity, as the Committee may specify.

9. Adjustment Provisions

If there shall be any change in Common Stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, in order to prevent dilution or enlargement of Participants’ rights under the Plan, the Committee shall have the authority to adjust, in an equitable manner, the number and kind of shares that may be issued under the Plan, the number and kind of shares subject to outstanding Awards, and the Fair Market Value of Common Stock and other value determinations applicable to outstanding Awards. Appropriate adjustments may also be made by the Committee in the terms of any Awards under the Plan to reflect such changes or distributions and to modify any other terms of outstanding Awards on an equitable basis, including modifications of performance targets and changes in the length of performance periods. In addition, other than with respect to Awards intended to constitute Performance-Based Awards, the Committee is authorized to make adjustments to the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company or any of its Affiliates or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles.

10. Change In Control

(a) Accelerated Vesting. Notwithstanding any other provision of this Plan, unless otherwise provided in the applicable Award agreement, if there is a Change in Control of the Company (as defined below), all unvested Awards granted under the Plan shall become fully vested immediately upon the occurrence of the Change in Control and such vested Awards shall be paid out or settled, as applicable, within 60 days upon the occurrence of the Change in Control, subject to requirements of applicable laws and regulations. The Committee shall have full discretion, notwithstanding anything herein or in an Award agreement to the contrary, with respect to an outstanding Award, upon the merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company, to provide that the securities of another entity may be substituted hereunder for the shares of Common Stock and to make equitable adjustment with respect thereto.

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(b) Definition. For purposes of this Section 10, (i) if there is an employment agreement, at will offer letter, or director agreement between the Participant and the Company or any of its Affiliates in effect (for the avoidance of doubt, any Change of Control Agreement between the Participant and the Company shall not be considered an employment agreement, offer letter, or director agreement for the purposes of this Plan), “Change in Control” shall have the same definition as the definition of “Change in Control” contained in such employment agreement, at will offer letter, or director agreement; or (ii) if “Change in Control” is not defined in or if there is no such employment agreement, at will offer letter, or director agreement between the Participant and the Company or any of its Affiliates in effect, “Change in Control” of the Company shall be deemed to have occurred upon any of the following events:

i. The acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (i) the then-outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (a) any acquisition directly from the Company, (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (d) any acquisition by any corporation pursuant to a transaction which complies with clauses (a), (b) and (c) of subsection (ii) of this Section 10(b); or

ii. Consummation of a reorganization, merger, consolidation, or sale, or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; (b) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

iii. Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

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11. Termination of Employment or Membership on the Board

(a) Membership on the Board. A non-employee director’s membership on the Board is considered “terminated” in the event of his or her (i) Removal; (ii) not being re-nominated for membership on the Board for the next succeeding period; (iii) being nominated for membership on the Board for the next succeeding period but not being reelected for membership on the Board for such period by the Company’s shareholders; or (iv) resignation from the Board, in any such case, prior to the actual vesting or lapse of any other forfeiture restrictions, as may be determined by the Committee, in its sole discretion. “Removal” for purposes of this provision shall mean the removal of a non-employee director from the Board, with or without cause, in accordance with the Company’s Certificate of Incorporation, bylaws, or the Delaware General Corporation Law.

(b) Death or Disability. Subject to any written agreement between the Participant and the Company or any of its Affiliates, if a Participant’s employment or membership on the Board is terminated due to death or Disability (as defined below):

i. all unvested Stock Awards held by the Participant on the date of the Participant’s termination of employment or membership on the Board due to death or the date of the termination of his or her employment or membership on the Board related to Disability, as the case may be, shall immediately be forfeited as of such date; and

ii. all unearned and/or unvested Performance Awards held by the Participant on the date of the Participant’s termination of employment due to death or the date of the termination of his or her employment related to Disability, as the case may be, shall be treated as follows:

A. Unearned and/or unvested Performance Awards with performance periods of greater than one year for which the Participant has completed a minimum of at least one year into a performance period shall immediately become earned or vested as of such date and shall be paid out and/or settled based on the Company’s and/or Participant’s performance immediately prior to the date of the Participant’s termination of employment or membership on the Board due to death or the date of the termination of his or her employment or membership on the Board related to Disability on a pro-rated basis; and

B. All other unearned and/or unvested Performance Awards shall immediately be forfeited by such Participant as of such date.

(c) Other Termination. Subject to any written agreement between the Participant and the Company or any of its Affiliates, if a Participant’s employment or membership on the Board is terminated for any reason, including without limitation, retirement, other than due to death or Disability, all unearned or unvested Awards held by the Participant on the date of the termination of his or her employment or membership on the Board shall immediately be forfeited by such Participant as of such date.

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(d) Discretionary Accelerated Vesting. Notwithstanding anything contained in the Plan to the contrary, the Committee may, in its discretion, provide that any or all unvested Stock Awards held by the Participant on the date of the Participant’s death and/or the date of the termination of the Participant’s employment or membership on the Board shall immediately become vested as of such date.

(e) Disability Definition. For the purposes of this Section 11, (i) if there is an employment agreement, at will offer letter, or director agreement between the Participant and the Company or any of its Affiliates in effect (for the avoidance of doubt, any Change of Control Agreement between the Participant and the Company shall not be considered an employment agreement, offer letter, or director agreement for the purposes of this Plan), “Disability” shall have the same definition as the definition of “Disability” contained in such employment agreement, at will offer letter, or director agreement; or (ii) if “Disability” is not defined in such employment agreement, at will offer letter, or director agreement or if there is no employment agreement, at will offer letter, or director agreement between the Participant and the Company or any of its Affiliates in effect, “Disability” shall mean the following, as may be further modified or supplemented by the Committee in its sole discretion: As a result of the Participant’s physical or mental illness, the Participant is absent from the Participant’s duties with the Company on a full-time basis for three consecutive months, and within 30 days after written Notice of Termination (as defined below) is given, the Participant does not return to the full-time performance of the Participant’s duties. For purposes of this Plan, a “Notice of Termination” shall mean a written notice from the Company which indicates that the Participant has been determined to have Disability within the definition of this Section 11(e) and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such determination.

12. Section 409A of the Code

(a) Awards under the Plan are intended either to be exempt from the rules of Section 409A of the Code or to satisfy those rules and shall be construed accordingly. However, the Company shall not be liable to any Participant or other holder of an Award with respect to any Award-related adverse tax consequences arising under Section 409A or other provision of the Code.

(b) If any provision of the Plan or an Award agreement contravenes any regulations or Treasury guidance promulgated under Code Section 409A or could cause an Award to be subject to the interest and penalties under Code Section 409A, such provision of the Plan or Award shall be deemed automatically modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Code Section 409A. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Code Section 409A to the extent such discretionary authority will contravene Section 409A or the regulations or guidance promulgated thereunder.

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(c) Notwithstanding any provisions of this Plan or any Award granted hereunder to the contrary, no acceleration shall occur with respect to any Award to the extent such acceleration would cause the Plan or an Award granted hereunder to fail to comply with Code Section 409A.

(d) Notwithstanding any provisions of this Plan or any applicable Award agreement to the contrary, no payment shall be made with respect to any Award granted under this Plan to a “specified employee” (as such term is defined for purposes of Code Section 409A) prior to the six-month anniversary of the employee’s separation of service to the extent such six-month delay in payment is required to comply with Code Section 409A.

13. Transferability

Each Award granted under the Plan to a Participant shall not be transferable otherwise than by will or the laws of descent and distribution. Notwithstanding the foregoing, at the discretion of the Committee, an Award may permit the transferability of such Award by a Participant solely to members of the Participant’s immediate family or trusts or family partnerships for the benefit of such persons, subject to any restriction included in the Award agreement.

14. Other Provisions

Awards granted under the Plan may also be subject to such other provisions (whether or not applicable to the Award granted to any other Participant) as the Committee determines on the date of grant to be appropriate, including without limitation, for the forfeiture of, or restrictions on resale or other disposition of, Common Stock acquired under any form of the Award, for the acceleration of vesting of Awards, or to comply with federal and state securities laws, or understandings or conditions as to the Participant’s employment or membership on the Board, in addition to those specifically provided for under the Plan. The Committee shall have the authority to retract any Award granted under the Plan in case of a material restatement of the financial statements of the Company or if it is otherwise determined by the Committee that the previously granted Award was not earned by the Participant.

15. Fair Market Value

For purposes of this Plan and any Awards granted hereunder, “Fair Market Value” shall mean, as of any given date, the closing price of a share of Common Stock on The Nasdaq Stock Market LLC or such other public trading market on which shares of Common Stock are listed or quoted on that date. If there is no regular public trading market for shares of Common Stock, the Fair Market Value of a share of Common Stock shall be determined by the Committee in good faith. In each case, the Fair Market Value shall be determined without regard to whether shares of Common Stock are restricted or represent a minority interest.

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16. Withholding

All payments or distributions of Awards made pursuant to the Plan shall be net of any amounts required to be withheld pursuant to applicable federal, state, and local tax withholding requirements. If the Company proposes or is required to distribute Common Stock pursuant to the Plan, it may require the Participant receiving such Common Stock to remit to it or to the Affiliate that employs such Participant an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for such Common Stock. In lieu thereof, the Company or the Affiliate employing the Participant shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company or the Affiliate, as the case may be, to the Participant receiving Common Stock, as the Committee shall prescribe. The Committee may, in its discretion, and subject to such rules as the Committee may adopt (including any as may be required to satisfy applicable tax and/or non-tax regulatory requirements), permit a Participant to pay all or a portion of the federal, state and local withholding taxes arising in connection with any Award consisting of shares of Common Stock by electing to have the Company withhold shares of Common Stock having a Fair Market Value equal to the amount of tax to be withheld, such tax calculated at rates required by statute or regulation.

17. Tenure

A Participant’s right, if any, to continue to serve the Company as an executive officer, non-employee director, other key employee, or otherwise shall not be enlarged or otherwise affected by his or her designation as a Participant under the Plan.

18. Unfunded Plan

Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

19. No Fractional Shares

No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, or Awards, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

20. Duration

(a) Amendment and Termination. No Award shall be granted more than ten years after the Effective Date; provided, however, that the terms and conditions applicable to any Award granted prior to such date may thereafter be amended or modified by mutual agreement between the Company and the Participant or such other persons as may then have an interest therein. The Board or the Committee may amend the Plan from time to time or suspend or terminate the Plan at any time. However, no action authorized by this Section 20 shall reduce the amount of any existing Award or change the terms and conditions thereof without the Participant’s consent, except as otherwise provided for in Section 9. No amendment of the Plan shall, without approval of the shareholders of the Company, (i) increase the total number of shares which may be issued under the Plan; (ii) modify the requirements as to eligibility for Awards under the Plan; or (iii) otherwise materially amend the Plan as provided in Nasdaq Marketplace Rules or the rules of another public trading market on which shares of Common Stock are then listed or quoted.

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21. Governing Law

THIS PLAN, AWARDS GRANTED HEREUNDER AND ACTIONS TAKEN IN CONNECTION HEREWITH SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (REGARDLESS OF THE LAW THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE DELAWARE PRINCIPLES OF CONFLICT OF LAWS).

22. Severability

In case any provision of this Plan shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

23. Effective Date; Termination; Days

(a) The Plan shall be effective as of the date on which the Plan is approved by the shareholders of the Company at an annual meeting or any special meeting of shareholders of the Company (the “Effective Date”) and such approval of shareholders shall be a condition to the right of each Participant to receive Awards hereunder.

(b) This Plan shall terminate on the tenth anniversary of the Effective Date (unless sooner terminated by the Board).

(c) Any reference to the word “day” or “days” herein shall mean calendar day or calendar days, respectively, unless otherwise expressly provided.

The foregoing 2022 Restricted Stock Plan was duly adopted and approved by the Board of Directors of the Company on August 9, 2022.

LIMITLESS X HOLDINGS INC.

By:	Jaspreet Mathur
Its:	CEO

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Exhibit A

RESTRICTED STOCK AGREEMENT

GRANTED TO:	[ ]
DATE OF GRANT:	[ ]
GRANTED PURSUANT TO:	Limitless X Holdings Inc. 2022 Restricted Stock Plan
NUMBER OF SHARES:	[ ]
VESTING SCHEDULE:	[ ]

1. Restricted Stock Agreement. This Restricted Stock Agreement (this “Agreement”) is made and entered into as of [      ] (the “Date of Grant”) between Limitless X Holdings Inc., a Delaware corporation (the “Company”), and [      ], as a participant (the “Participant”) in the Limitless X Holdings Inc. 2022 Restricted Stock Plan (the “Plan”), a copy of which is enclosed herewith. Capitalized terms not defined herein shall have the meanings ascribed thereto in the Plan.

2. Grant of Restricted Stock. The Participant is granted [       ] shares of Common Stock of the Company (the “Restricted Stock”). The Restricted Stock is granted as provided for under the Plan and is subject to the terms and conditions set forth in the Plan and this Agreement. The Restricted Stock granted hereunder is a matter of separate inducement and is not in lieu of salary or other compensation for the services of a Participant to the Company or any of its Affiliates.

3. Vesting. This grant of Restricted Stock shall vest in accordance with the following schedule:

[The Committee may provide for any vesting schedule it deems appropriate, from immediate vesting to any daily, monthly or yearly vesting up to seven years and in combination with any or none of the performance measures permitted to be used under the Plan, either individually or in any combination and with or without acceleration. Sample vesting language as follows:

“Subject to the provisions of Section 8 of this Agreement, the Restricted Stock shall vest during the term of Participant’s employment in four equal annual installments of 25% of the shares of Restricted Stock covered by this Agreement, the first installment to be exercisable on the 12 month anniversary of the date of this Option (the “Initial Vesting Date”), with an additional 25% of such shares vesting on each of the three successive 12 month periods following the Initial Vesting Date.”]

4. Restrictions Prior to Vesting. The Restricted Stock granted hereunder shall be promptly issued and evidenced by a certificate or other document which may be electronic for such shares issued in the Participant’s name or by book entry at the Company’s option. The Participant shall have all of the rights of a shareholder with respect to the shares of Restricted Stock that are vested, including, but not limited to, the right to vote such shares and to receive all dividends and other distributions paid with respect to them; provided, however, that the shares shall be subject to the restrictions on transferability in Sections 6 and 7 below. Unless otherwise provided in this Section 4, the Company shall hold the certificate or other evidence of such shares until the date the restrictions on transferability are removed in accordance with Section 6 below. The Company may, in its sole discretion and at any time prior to the date the restrictions on transferability are removed in accordance with Sections 6 and 8 below, require (i) that the stock certificate or other evidence representing such shares shall be imprinted with a legend stating that the shares represented thereby are restricted shares subject to the terms and conditions of this Agreement and, as such, may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except in accordance with the terms of this Agreement, and/or (ii) that the Participant shall, upon receipt of the certificate or other evidence therefor, deposit such certificate or other evidence together with a stock power or other like instrument of transfer, appropriately endorsed in blank, with an escrow agent designated by the Company, which may be the Company, its outside counsel, or its transfer agent under a deposit agreement containing such terms and conditions as the Company shall approve, with the expenses of such escrow to be borne by the Company.

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5. Adjustment Provisions. If under Section 9 of the Plan the Participant, as the owner of the shares of the Restricted Stock, shall be entitled to new, additional, or different shares of stock or securities, (i) the Company may require that the certificate or certificates for, or other evidences of, such new, additional, or different shares or securities, together with a stock power or other instrument of transfer appropriately endorsed, shall be imprinted with a legend as provided in Section 4 above, be deposited by the Participant under the deposit agreement provided for therein, and (ii) such certificate or certificates for, or other evidences of, such new, additional, or different shares or securities shall be subject to the restrictions on transferability as provided in Sections 6 and 7 below.

6. Removal of Transfer Restrictions. The shares of the Restricted Stock shall be subject to restrictions on transferability. Subject to Section 8 below, such restrictions shall be removed from such shares according to the vesting schedule set forth above. Notwithstanding anything contained in this Agreement to the contrary, if there is a Change in Control of the Company, all unvested shares of Restricted Stock granted under this Agreement shall become fully vested immediately upon the occurrence of the Change in Control and such vested shares of Restricted Stock shall be paid out or settled, as applicable, within 60 days upon the occurrence of the Change in Control, subject to requirements of applicable laws and regulations.

7. No Transfer. During the period when the Restricted Stock is subject to the restrictions on transferability, none of the shares of the Restricted Stock subject to such restrictions shall be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of except by will or the laws of descent and distribution. Any attempt by the Participant to dispose of any shares of the Restricted Stock in any such manner shall result in the immediate forfeiture of such shares.

8. Termination of Employment or Membership on the Board.

a. Death or Disability. If the Participant’s employment or membership on the Board, as applicable, is terminated due to death or Disability all unvested shares of Restricted Stock held by the Participant on the date of the Participant’s termination of employment or membership on the Board due to death or the date of the termination of his or her employment related to Disability, as the case may be, shall immediately be forfeited as of such date.

b. Other Termination. If a Participant’s employment or membership on the Board, as applicable, is terminated for any reason, including, without limitation, retirement, other than due to death or Disability, all unvested shares of Restricted Stock held by the Participant on the date of the termination of his or her employment or membership on the Board, as applicable, shall immediately be forfeited by such Participant as of such date.

c. Discretionary Accelerated Vesting. Notwithstanding anything contained in this Agreement to the contrary, the Committee may, in its discretion, provide that any or all unvested shares of Restricted Stock held by the Participant on the date of the Participant’s death and/or the date of the termination of the Participant’s employment or membership on the Board, as applicable, shall immediately become vested as of such date.

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9. Tax Withholding. All payments or distributions of an Award made pursuant to this Agreement shall be net of any amounts required to be withheld pursuant to applicable federal, state, and local tax withholding requirements. If the Company proposes or is required to distribute Common Stock pursuant to this Agreement, it may require the Participant receiving such Common Stock to remit to it or to the Affiliate that employs such Participant an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for such Common Stock. In lieu thereof, the Company or the Affiliate employing the Participant shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company or the Affiliate, as the case may be, to the Participant receiving Common Stock, as the Committee shall prescribe. The Committee may, in its discretion, and subject to such rules as the Committee may adopt (including any as may be required to satisfy applicable tax and/or non-tax regulatory requirements), permit a Participant to pay all or a portion of the federal, state, and local withholding taxes arising in connection with this Award consisting of shares of Common Stock by electing to have the Company withhold shares of Common Stock having a Fair Market Value equal to the amount of tax to be withheld, such tax calculated at rates required by statute or regulation.

10. Legend. If the Company, in its sole discretion, shall determine that it is necessary, to comply with applicable securities laws, the certificate or other evidence representing any shares of Common Stock delivered to the Participant under this Agreement shall bear an appropriate legend in form and substance, as determined by the Company, giving notice of applicable restrictions on transfer under or with respect to such laws. Unless and until the shares of Common Stock delivered to the Participant under this Agreement are registered under the Securities Act of 1933, as amended (the “Securities Act”), all certificates representing such shares and any certificates subsequently issued in substitution therefor and any certificate for any securities issued pursuant to any stock split, share reclassification, stock dividend, or other similar capital event shall bear legends in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED OR OTHERWISE QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE APPLICABLE OR SECURITIES LAWS OF ANY STATE. NEITHER THESE SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE SECURITIES LAWS OF ANY STATE, UNLESS PURSUANT TO EXEMPTIONS THEREFROM. THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED PURSUANT TO THE RESTRICTED STOCK AGREEMENT, DATED ____________, BETWEEN THE COMPANY AND THE HOLDER WHICH RESTRICTS THE TRANSFER OF THESE SHARES WHICH ARE SUBJECT TO FORFEITURE TO THE COMPANY UNDER CERTAIN CONDITIONS.

Appropriate stop transfer instructions with respect to such shares may be placed with the Company’s transfer agent.

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11. Securities Act. The Participant covenants and agrees with the Company that if, with respect to any shares of Common Stock delivered to the Participant pursuant to this Agreement, there does not exist a registration statement on an appropriate form under the Securities Act, which registration statement shall have become effective and shall include, or shall be accompanied by, as applicable, a prospectus that is current with respect to the shares of Common Stock subject to this Agreement, (i) he or she takes the shares of Common Stock for his or her own account and not with a view to the resale or distribution thereof, (ii) any subsequent offer for sale or sale of any such shares shall be made either pursuant to (x) a registration statement on an appropriate form under the Securities Act, which registration statement shall have become effective and shall be current with respect to the shares being offered and sold, or (y) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption, the Participant shall, prior to any offer for sale or sale of such shares, obtain a favorable written opinion from counsel for or approved by the Company as to the applicability of such exemption and (iii) the certificate or other evidence of such shares shall bear a legend to the effect of the foregoing.

12. Conflicts. This Agreement is subject to all terms, conditions, limitations, and restrictions contained in the Plan, which shall be controlling in the event of any conflicting or inconsistent provisions. In the event, however, of any conflict between the provisions of this Agreement or the Plan and the provisions of an employment or change-in-control agreement between the Company and the Participant, as applicable, the provisions of the latter shall prevail.

13. No Employment Contract. This Agreement is not a contract of employment and the terms of the Participant’s employment or membership on the Board shall not be affected hereby or by any agreement referred to herein except to the extent specifically so provided herein or therein. Nothing herein shall be construed to impose any obligation on the Company to continue the Participant’s employment or membership on the Board, and it shall not impose any obligation on the Participant’s part to remain in the employ of the Company or any of its Affiliates.

14. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORD WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING PRINCIPLES OF CONFLICTS OF LAW.

15. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts will be construed together and constitute the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Restricted Stock Agreement as of the date first written above.

LIMITLESS X HOLDINGS INC.

By:
Name:	Jaspreet Mathur
Title:	CEO

ACCEPTED:

By:

Name:
Name of Participant

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